Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports First Quarter 2025 Results

Dallas (May 15, 2025) – New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based company, today reported Results of Operations for the first quarter ended March 31, 2025.

The Company reported a net loss from continuing operations of ($20,000) for three months ended March 31, 2025, as compared to net income of $2,000 for the similar period in 2024.

For the three months ended March 31,2025 and 2024 the Company had revenue of $38,000 including $26,000 for rental income and $12,000 in management fees.

For the three months ended March 31, 2025, corporate general & administrative expenses were $89,000 as compared to $78,000 for the comparable period in 2024.

About New Concept Energy, Inc.

New Concept Energy, Inc. is a Dallas-based company which owns real estate in West Virginia and provides management services for a third-party oil and gas company. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact: New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(amounts in thousands)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$333	$363
Other current assets	57	9
Total current assets	390	372

Property and equipment, net of depreciation
Land, buildings and equipment	633	636

Note and Interest Receivable - related party
Note receivable	3,542	3,542
Interest receivable	-	44
	3,542	3,586

Total assets	$4,565	$4,594

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS – CONTINUED

(dollars in thousands, except par value amount)

	March 31, 2025	December 31, 2024
	(Unaudited)	(Audited)
Liabilities and stockholders' equity

Current liabilities
Accounts payable (including $8 due to related parties in 2025 and 2024)	$20	$20
Accrued expenses	28	37
Total current liabilities	48	57

Stockholders' equity
Preferred stock, Series B, $10 par value; authorized 100,000 shares, 1 issued and
outstanding at March 31, 2025 and December 31, 2024	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 5,131,934 shares
at March 31, 2025 and December 31, 2024	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(59,114)	(59,094)

Total shareholders' equity	4,517	4,537

Total liabilities & equity	$4,565	$4,594

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)

	Three Months ended March 31,
	2025	2024
Revenue
Rent	$26	$25
Management fees	12	11
Total Revenues	38	36

Operating Expenses
Operating expenses	12	13
Corporate general and administrative	89	78
Total Operating Expenses	101	91
Loss from operations	(63)	(55)

Other Income
Interest income ($39 and $53 from related parties in 2025 and 2024)	43	57
Total Other Income	43	57

Net income (loss) applicable to common shares	$(20)	$2

Net income (loss) per common share-basic and diluted	$(0.01)	$0.01

Weighted average common and equivalent shares outstanding - basic and diluted	5,132	5,132

The accompanying notes are an integral part of these condensed consolidated financial statements.